EXHIBIT 21.1
CANNAE HOLDINGS, INC.
List of Subsidiaries December 31, 2025
Significant Subsidiaries

COMPANY	INCORPORATION
Cannae Holdings, LLC	Nevada
DNB Holdco, LLC	Nevada
Cannae Funding A, LLC	Delaware
Alight, Inc.	Delaware
Black Knight Football Club US, LP	Nevada
BGPT Catalyst, L.P.	Delaware
JANA Partners Capital, LLC	Delaware
JANA Partners Management GP, LLC	Delaware
JANA Partners Management, LP	Delaware
Watkins Holdings, LLC	Nevada
Watkins, LLC	Nevada
RG Group Holdco, LLC	Nevada
99 Restaurants Holdings, LLC	Delaware
99 Restaurants, LLC	Delaware